ITEM 77C

BSL Meeting of Shareholders - Voting Results

On April 20, 2011, BSL held its Annual Meeting of Shareholders to consider the proposal set forth below. The following votes were recorded:

Proposal 1: The election of five (5) Trustees of BSL, each to hold office for the term indicated and until his successor shall have been elected and qualified.

Election of Edward H. D’Alelio as Class III Trustee of BSL, term to expire at 2014 Annual Meeting (both common and preferred shareholders vote)

	Number of Shares	% of Shares Voted
Affirmative	14,550,109.680	98.972%
Withheld	151,157.360	1.028%
TOTAL	14,701,267.040	100.000%

Election of John R. O’Neill as Class I Trustee of BSL, term to expire at 2012 Annual Meeting    (both common and preferred shareholders vote)

	Number of Shares	% of Shares Voted
Affirmative	14,565,182.627	99.074%
Withheld	136,084.413	0.926%
TOTAL	14,701,267.040	100.000%

Election of Daniel H. Smith as Class II Trustee of BSL, term to expire at 2013 Annual Meeting

(both common and preferred shareholders vote)

	Number of Shares	% of Shares Voted
Affirmative	14,550,801.784	98.977%
Withheld	150,465.256	1.023%
TOTAL	14,701,267.040	100.000%

Election of Michael F. Holland as Class II Trustee of BSL, term to expire at 2013 Annual Meeting

(only preferred shareholders vote)

	Number of Shares	% of Shares Voted
Affirmative	48,000.000	100.000%
Withheld	-	-
TOTAL	48,000.000	100.000%

Election of Thomas W. Jasper as Class I Trustee of BSL, term to expire at 2012 Annual Meeting

(only preferred shareholders vote)

	Number of Shares	% of Shares Voted
Affirmative	48,000.000	100.000%
Withheld	-	-
TOTAL	48,000.000	100.000%